SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT is entered into as of the 29th day of August, 2017, between XAI Octagon Floating Rate Alternative Income Term Trust, a statutory trust organized and existing under the laws of Delaware (the “Trust”), and XA Investments LLC (the “Purchaser”).

The parties hereby agree as follows:

1.         Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, the Trust agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Trust, 10,205 common shares of beneficial interest, par value $0.01 (the “Shares”) at a price per Share of $9.80 for an aggregate purchase price of $100,009.00, all such Shares to be validly issued, fully paid and non-assessable upon issuance of such Shares and receipt by the Trust of such payment therefor.

2.         Representations, Warranties and Covenants of the Purchaser. The Purchaser hereby represents and warrants to, and covenants for the benefit of, the Trust that:

(a)

Purchase Entirely for Own Account. This Agreement is made by the Trust with the Purchaser in reliance upon the Purchaser’s representation to the Trust, which by the Purchaser’s execution of this Agreement the Purchaser hereby confirms, that the Shares are being acquired for investment for the Purchaser’s own account, and not as a nominee or agent and not with a view to the resale or distribution by the Purchaser of any of the Shares, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Shares, in either case in violation of any securities registration requirement under applicable law, but subject nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

(b)

Investment Experience. The Purchaser acknowledges that it can bear the economic risk of the investment for an indefinite period of time and has such knowledge and experience in financial and business matters (and particularly in the business in which the Trust operates) as to be capable of evaluating the merits and risks of the investment in the Shares. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (the “1933 Act”).

(c)

Restricted Securities. The Purchaser understands that the Shares are characterized as “restricted securities” under the United States securities laws inasmuch as they are being acquired from the Trust in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the 1933 Act only in certain circumstances. In this connection, the Purchaser represents that it understands the resale limitations imposed by the 1933 Act and is generally familiar with the existing resale limitations imposed by Rule 144.

(d)	Legends. It is understood that the certificate, if any, evidencing the Shares may bear either or both of the following legends:

(i)

“These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the Shares under such Act or an opinion of counsel reasonably satisfactory to the Trustees of XAI Octagon Floating Rate Alternative Income Term Trust that such registration is not required.”

(ii)	Any legend required by the laws of any other applicable jurisdiction.

The Purchaser and the Trust agree that any such legend shall be removed at a holder’s request when they are no longer necessary to ensure compliance with federal securities laws.

3.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the Investment Company Act of 1940, as amended.

4.          Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5.          Miscellaneous.

(a)	The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

XAI OCTAGON FLOATING RATE ALTERNATIVE INCOME TERM TRUST

By:	/s/ Theodore J. Brombach
Name: Theodore J. Brombach
Title:

XA INVESTMENTS LLC

By:	/s/ John F. Spence
Name: John F. Spence
Title: Co-CEO

3